Exhibit 10.2

First Amendment to
Copano Energy, L.L.C.
Long-Term Incentive Plan

WHEREAS, Copano Energy, L.L.C. (the “Company”) maintains the Copano Energy, L.L.C. Long-Term Incentive Plan (the “LTIP”) for the purpose of granting Awards thereunder to Employees and Directors of the Company and its Affiliates who perform services for the Company and its Affiliates; and

WHEREAS, the Company desires to amend the Plan to (i) increase the number of Units that may be delivered with respect to Awards under the Plan, (ii) provide the Committee with authority to delegate certain of its powers and duties under the Plan to the Chief Executive Officer of the Company, and (iii) expand the definition of Employee to include independent contractor consultants.

NOW, THEREFORE, the following provisions of the Plan shall be amended to read as follows:

A.            SECTION 2. Definitions

“Employee” means (i) any employee of the Company or (ii) an employee of an Affiliate or an independent contractor consultant who performs services for the benefit of the Company or a subsidiary of the Company. As used herein, termination of consulting services shall be deemed to be a termination of employment.

B.            SECTION 3. Administration.

The Plan shall be administered by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee.  Subject to the following and applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the Company, subject to such limitations on such delegated powers and duties as the Committee may impose, if any.  Upon any such delegation all references in the Plan to the “Committee”, other than in Section 7, shall be deemed to include the Chief Executive Officer; provided, however, that such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan.  Notwithstanding the foregoing, the Chief Executive Officer may not grant Awards to, or take any action with respect to any Award previously granted to, a person who is an officer subject to Rule 16b-3 or a member of the Board.  Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

C.            SECTION 4. Units.

(a)           Limits on Units Deliverable.  Subject to adjustment as provided in Section 4(c), the number of Units that may be delivered with respect to Awards under the Plan shall not exceed the lesser of (i) 2,500,000 Units or (ii) the number of units equal to 10% of the sum of total common units outstanding and the total amount of common units that may be issued to the holders of any outstanding equity securities convertible into common units, exclusive of outstanding Awards under the Plan, determined at the time of any Award; provided however, no more than 30% of such Units (as adjusted) may be delivered in payment of Restricted Units and Phantom Units. If any Award (including Restricted Units) is terminated, forfeited or expires for any reason without the delivery of Units covered by such Award or Units are withheld from an Award to satisfy the exercise price or tax withholding obligation with respect to such Award, such Units shall again be available for delivery pursuant to other Awards granted under the Plan.  Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

All terms used herein that are defined in the Plan shall have the same meanings given to such terms in the Plan, except as otherwise expressly provided herein.

Except as amended and modified hereby, the Plan shall continue in full force and effect and the Plan and this instrument shall be read, taken and construed as one and the same instrument.

Effective October 27, 2005.